EXHIBIT 99.1

CHOICEONE FINANCIAL ANNOUNCES
FIRST QUARTER EARNINGS

Sparta, Michigan - ChoiceOne Financial Services, Inc. has announced net income for the first quarter of 2003 of $506,000, which represented a $75,000 or 17% increase over the first quarter of 2002. This was a record in first quarter earnings for ChoiceOne. Earnings per share for the first quarter of 2003 were $.33, compared to $.28 per share in the same period in 2002. Total assets as of March 31, 2003 were $206,171,000, which was $3,831,000 higher than a year earlier.

The increase in net income in the first quarter of 2003 was primarily due to higher net interest income and noninterest income. Net interest income improvement resulted from a larger interest spread caused by lower funding costs and growth in investment securities. Growth in noninterest income was caused by increased gains on the sales of mortgage loans and increased profit-sharing income from ChoiceOne's insurance subsidiary.

Additionally, ChoiceOne benefited from lower noninterest expense in the first quarter of 2003. Decreases in salaries and benefits expense as well as occupancy expense were partially attributable to the closure of ChoiceOne's Plainfield Branch Office in August 2002 and the sale of the Grand Rapids insurance division in January 2003.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. Having celebrated over 104 years in the Sparta area and adjoining communities, ChoiceOne is holding its Annual Shareholders' Meeting on Thursday, April 24, 2003. ChoiceOne Bank operates 3 full service offices in Northwest Kent County. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.